COALBED METHANE LEASE
Made and executed as of July 16, 2007, by and between CHARLES D. BECKHAM, of Baldwin, Pennsylvania, and TODD E. BECKHAM, of Milton, Massachusetts (“Lessors”), and Inform Worldwide Holdings Inc., having offices at 2501 North Green Valley Pkwy, Suite 110, Henderson, Nevada.  (“Lessee”).
WHEREAS, Lessors are the owners of  certain pieces, parcels or tracts of land (“the premises”), containing approximately 180 acres, located in Monongahela Township, Greene County, Pennsylvania, more fully described on Exhibit A attached hereto and made part hereof; and
WHEREAS, Lessors desire to lease and demise the premises to Lessee, and Lessee desires to take and hire same from Lessors, for the purpose of drilling for, mining, removing and marketing coalbed methane from within the seams or veins of coal underlying the premises.
NOW, THIS COALBED METHANE LEASE (“this Lease”), WITNESSETH, that Lessors and Lessee hereby covenant and agree as follows:
Article I
Grant - Term
1.01.  Lessors hereby lease and demise unto Lessee, and Lessee hereby takes and hires from Lessors, for the sole purpose of drilling for, mining, removing and marketing, the coalbed  methane from within the seams or veins of coal underlying the premises, being those certain pieces, parcels or tracts of land located in Monongahela Township, Greene County, Pennsylvania, more particularly described on Exhibit A attached hereto and made part hereof.  In connection therewith, Lessors hereby grant, let, lease and demise unto Lessee the rights of ingress, egress and regress in, to and from the premises for the purpose of conducting all operations necessary for drilling for, mining, removing and marketing the coalbed methane, the right to install all equipment, fixtures and appliances necessary in connection therewith, and the right to lay such pipes and pipelines as are necessary to remove coalbed methane from the premises in connection with transporting same to market.  Provided, however, that Lessee shall   place wells, equipment, fixtures, appliances and pipelines only at such locations as are specifically approved by Lessors.
1.02.  This Lease shall commence on the date first above written, and, unless sooner terminated pursuant to any provision hereof, shall remain in force until the exhaustion of all coalbed methane from within the seams or veins underlying the premises which is commercially marketable.
Article II
Production Royalties
2.01.  As royalty for the coalbed methane produced and marketed  hereunder, Lessee shall pay unto Lessors the sum equal to twelve and one half percent (12.5%) of the selling price of the coalbed methane, received by Lessee in an arms’ length sale of the coalbed methane.      Provided, however, that if Lessee disposes of the coalbed methane other than in an arms’ length sale, i.e., by selling it to a related person or entity, the royalty shall be the sum equal to twelve and one half percent (12.5%) of the market value of the coalbed methane, i.e., the price for which the coalbed methane would be sold between unrelated parties in the location of the premises
2.02.  Lessee shall pay all production royalties on or before the 25th day of the calendar month following the month in which the coalbed methane for which payment is made is marketed..  Payment shall be made by checks directed to Lessors at the addresses set forth in Paragraph 8.03.
2.03.  In order that Lessors may determine that they have been paid all production royalties to which they are entitled under the terms hereof, Lessee agrees to keep full and accurate records, including books of account and invoices to purchasers of coalbed methane produced and marketed hereunder, which fully disclose the volume of coalbed methane produced and marketed and the purchase price received by Lessee therefor.  Such records shall be available for inspection by Lessors or Lessors’ duly authorized agent during regular business hours upon 7 days’ notice from Lessors that they desire to make such an inspection.
2.04  For the signing of this Lease, Lessor shall receive One Thousand restricted shares of Inform Worldwide Holdings Inc.
Article III
Delay Rental
3.01.  Beginning on the first day of August, 2008, and thereafter on the first day of each November, February and May until Lessee has begun marketing coalbed methane and paying Lessors production royalty therefor pursuant to Paragraph 2.01, Lessee shall pay unto Lessors a delay rental in the amount of $180.00 each calendar quarter.  Lessee shall not be entitled to take as a credit against production royalties due when Lessee markets coalbed methane any delay rentals paid pursuant to this paragraph.  Payment shall be made by checks directed to Lessors at the addresses set forth in Paragraph 8.03.
Article IV
Permitting Requirements - Compliance with Law
4.01.  Lessee shall be responsible, at its sole cost and expense, to apply for and procure all licenses and permits required by the United States of America, the Commonwealth of Pennsylvania, and any local governmental unit, in connection with the mining and drilling operations which the parties intend for Lessee to conduct upon the premises.  Lessee shall be further responsible to acquire all necessary bonds required by the United States of America, the Commonwealth of Pennsylvania, and any local governmental unit, in connection with Lessee’s use of any public road, highway or infrastructure.  Lessors agree to execute any consents which Lessee may require in connection with any license or permit application.
4.02.  Lessee agrees to conduct its operations upon the premises in compliance with all applicable laws, ordinances, rules and regulations of the United States of America, the Commonwealth of Pennsylvania and any local government unit having jurisdiction over the premises.  Lessee further agrees to indemnify Lessors, and to hold Lessors and their heirs, executors, administrators and assigns fully harmless of and from any liability for such violation and of and from any fine, penalty or cost associated therewith.  Nothing herein contained shall preclude Lessee from challenging the validity or applicability of any such law, ordinance, rule or regulation before any court or tribunal having jurisdiction of such contest, provided that Lessee (i) pays all cost, expenses, filing fees and attorney and expert witness fees associated with such contest, (ii) abides by the final judgment of such court or tribunal unless Lessee takes a timely appeal therefrom, and (iii) continues to indemnify Lessors and hold Lessors harmless hereunder.
4.03.  Following the completion of Lessee’s operations under this Lessee, Lessee agrees to plug all wells in accordance with all laws, ordinances, rules and regulations of the United States of America, the Commonwealth of Pennsylvania and any local government unit having jurisdiction over the premises.  In order to enable Lessee to fulfill this obligation, Lessors agree to grant unto Lessee such rights of ingress, egress and regress in, across and from the premises as Lessee may require.
Article V
Insurance - Indemnification
5.01.  Lessee shall, at its sole cost and expense, maintain public liability and property damage insurance, which shall include motor vehicle liability, which shall insure against any liability to any person, partnership, firm, corporation or entity, public or private, arising from any activity conducted or condition or use maintained by Lessee under this Lessee.  Such insurance shall have minimum limits in the amount of one million dollars ($1,000,000.00), and shall name Lessors as additional insureds as their interest may appear.  Prior to entering upon the premises pursuant to this Lease, Lessee shall provide Lessors with a certificate from the insurer that the insurance required by this Paragraph is in effect, which certificate shall require not less than thirty (30) days’ notice to Lessors in the event of change or cancellation of the coverage.
5.02.  Lessee shall, at its sole cost and expense, maintain appropriate workers’ compensation, unemployment compensation, and other occupational disease insurance covering all employees engaged in any activities connected with this Lease.  Prior to entering upon the premises pursuant to this Lease, Lessee shall provide Lessors with a certificate from the insurer that the insurance required by this Paragraph is in effect, which certificate shall require not less than thirty (30) days’ notice to Lessors in the event of change or cancellation of the coverage.
5.03.  Lessee agrees to indemnify Lessors, and to hold Lessors and their heirs, executors, administrators and assigns fully harmless of and from any liability to any person, partnership, firm, corporation or entity, public or private, arising from any activity conducted or condition or use maintained by Lessee upon the premises or under this Lease, regardless of whether Lessee is negligent or otherwise at fault in causing such injury or damage.
Article VI
Default - Lessors’ Remedies
6.01.  The following shall be acts of default by Lessee hereunder:
(a) Failure to pay when due any delay rental or production royalty due pursuant to Articles II and III,
(b) Failure to maintain insurance as required by Paragraphs 5.01 and 5.02,
(c) Violation by Lessee, in connection with its activities upon the premises, of any applicable federal, state or local law, ordinance, rule or regulation.
6.02.  In the event Lessee commits an act of default as defined in Paragraph 6.01, Lessors may give Lessee notice, directed to the Lessee’s address set forth in Paragraph 8.03, specifying the particulars of the default.  Lessee shall fully correct and remedy the default within thirty (30) days of receipt of the notice.
6.03.  If, following receipt of notice of a default, Lessee fails to fully correct and remedy the default within the time provided in Paragraph 6.02, Lessors may avail themselves of the following remedies:
(a) Bring an action in any court of competent jurisdiction to recover a money judgment for any monies owed Lessors by Lessee hereunder, and
(b) Declare this Lease to be terminated and, upon an additional thirty (30) days’ notice to Lessee, bring an action in ejectment in the Court of Common Pleas of Greene County, Pennsylvania, to obtain judgment in ejectment and to recover possession of the premises.
The use of either of the remedies set forth in subparagraphs (a) and (b) shall not be deemed an election of remedies, and shall not preclude Lessors from also using the other remedy.
Article VII
Assignment - Subletting
7.01.  Lessee shall not assign this Lease, nor sublet the premises or any part thereof, without first having received the written consent of Lessors, which consent Lessors shall not unreasonably withhold.
Article VIII
Miscellaneous
8.01.  This Lease shall be governed and construed in accordance with the law of the Commonwealth of Pennsylvania.
8.02.  This Lease may be executed in multiple copies, each of which shall have the effect of an original and all of which together shall be considered the same instrument.
8.03.  Notices required to be given by one party to the other shall be given by first class mail, postage prepaid, addressed as follows:
To Lessors at:
Charles D. Beckham, 3420 Hazelhurst Ave., Pittsburgh, PA 15227
Todd E. Beckham, 100 Randolph Ave., Milton, MA 02186

To Lessee at:
Inform Worldwide Holdings, Inc
2501 North Green Valley Pkwy, Suite 110, Henderson, NV., 89014

8.04.  This Lease shall not be recorded in the Office of the Recorder of Deeds of Greene County, Pennsylvania, nor in any other office of public record.  The parties shall execute, and Lessee may record, a memorandum containing only the information specified at 21 P.S. Section 405.
8.05.  Each party has had independent legal representation in the negotiation, drafting and execution of this Lease.  No inference or presumption shall exist in favor of or against either party as a result of that party’s attorney’s role in the drafting of this Lease.
8.06.  This Lease shall be binding upon, and its benefits shall inure to, the heirs, executors, administrators, successors and assigns of Lessors and Lessee; provided, however, that this provision shall not be deemed to permit Lessee to assign this Lease nor sublet the premises in contravention of Paragraph 7.01.
INTENDING TO BE LEGALLY BOUND, Lessors and Lessee have signed this Lease this day and year first above written.
___/s/ Charles D. Beckham__
Charles D. Beckham

___/s/ Todd E. Beckham___
Todd E. Beckham

INFORM WORLDWIDE HOLDINGS, INC

By___/s/ Ash Mascarenhas________
Ash Mascarenhas, CEO